Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
DECEMBER 2, 2011

CHESAPEAKE ENERGY RECEIVES AWARDS FOR INDUSTRY LEADERSHIP
AND DEAL OF THE YEAR AT THE 2011 PLATTS GLOBAL ENERGY
AWARDS PROGRAM IN NEW YORK CITY

OKLAHOMA CITY, OKLAHOMA, DECEMBER 2, 2011 – Chesapeake Energy Corporation (NYSE:CHK) received the Industry Leadership Award at the 13th Annual Platts Global Energy Awards program last night in New York City and also received the Deal of the Year Award for its industry joint ventures in the Eagle Ford Shale and Denver-Julesberg and Powder River basins with a subsidiary of CNOOC Limited (NYSE:CEO).

The Platts Global Energy Awards recognize excellence and innovation by companies and executives throughout the global energy industry.  Finalists were chosen for the Global Energy Awards from more than 200 nominations.  Chesapeake was also a finalist for the CEO of the Year, Energy Producer of the Year and Community Development Program of the Year awards.  Chesapeake is one of only two companies that received multiple awards this year and one of only two companies selected as a finalist in five or more categories.  This is the second time in three years that Chesapeake has received the Industry Leadership Award from Platts.  During the past five years, Chesapeake has earned five Platts Global Energy Awards and has been nominated for nine more, the most recognition of any E&P company in the world.

In the Industry Leadership Award category, Platts stated, “Chesapeake Energy Corporation is positioning itself to help lead the transition toward a greater use of natural gas as the fuel for motor vehicles.  Such an effort to promote the use of compressed natural gas (CNG) and liquefied natural gas (LNG) to fuel vehicles could help the United States reduce its dependence on gasoline and diesel, and thus high-cost imported oil, and approach energy independence.  This could be a game-changer for the U.S. economy, energy policy and foreign policy, a leadership initiative that has earned this year’s Industry Leadership Award.”

In the Deal of the Year category, Platts also added, “Chesapeake Energy Corporation reshaped the contours of international energy exploration with two landmark deals with the same partner: CNOOC, the state-owned China National Offshore Oil Corporation.  Chesapeake and its CEO Aubrey K. McClendon singlehandedly transformed U.S.-China energy cooperation and helped strengthen overall U.S.-China economic relations.  Seldom does a single set of transactions have such a serious commercial, diplomatic and energy-policy impact.  For its pioneering efforts to create an international partnership that may have wide-ranging energy and economic implications for years to come, Chesapeake has certainly eclipsed all other competitors in the 2011 award category for Deal of the Year.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are proud of the accomplishments of our more than 12,000 employees and honored to receive the Industry Leadership Award and Deal of the Year Award for 2011.  We are pleased to have been honored with the Industry Leadership Award twice in the past three years.  We appreciate Platts’ recognition of our achievements and believe these awards reflect very favorably on the company’s strategy and the accomplishments of its employees and management team.  We look forward to continuing to drive innovation in our industry and creating value for our shareholders for many years to come.”

About Platts: Founded in 1909, Platts is a leading global provider of energy, petrochemicals and metals information and a premier source of benchmark prices for those markets. Platts' news, pricing, analytics, commentary and conferences help customers make better-informed trading and business decisions and help the markets operate with greater transparency and efficiency. Customers in 150 countries benefit from Platts’ coverage of the oil, petrochemicals, natural gas, electricity,coal, nuclear power, shipping, and metals markets. A division of The McGraw-Hill Companies, Platts has approximately 900 employees in more than 15 offices worldwide. Additional information is available at www.platts.com.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.